Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered as of December 15, 2020, to be effective as of the “Commencement Date” (as defined below), between Apogee Enterprises, Inc., a Minnesota corporation (the “Company”), and Ty R. Silberhorn (the “Executive”), a resident of Minnesota.

RECITALS

WHEREAS, the Company wishes to employ the Executive as the Company’s Chief Executive Officer and President, and the Executive desires to accept and to serve as the Company’s Chief Executive Officer and President;

WHEREAS, the Company and the Executive understand that such employment is expressly conditioned on execution of this Agreement; and

WHEREAS, the Company desires to employ the Executive as Chief Executive Officer and President, and the Executive desires to be employed by the Company in that capacity, pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the Executive’s employment as the Company’s Chief Executive Officer and President and the foregoing premises, the mutual covenants set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Executive agree as follows:

ARTICLE I: EMPLOYMENT, TERM AND DUTIES

1.1      Employment. The Company hereby employs the Executive as Chief Executive Officer and President, and the Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement. Effective as of the “Commencement Date” (as defined in Section 1.2 hereof), the Company’s Board of Directors (the “Board”) hereby elects the Executive as a member of the Board, to serve until the next annual meeting of the Company’s shareholders.

1.2      Term. The Executive’s employment with the Company shall commence on January 4, 2021 (the “Commencement Date”), and, unless earlier terminated pursuant to the terms of Article III hereof, shall be for a period of three (3) years, extending through January 4, 2024 (such employment period being referred to herein as the “Term”).

1.3      Position and Duties.

1.3.1

Service with the Company. The Executive agrees to serve as the Company’s Chief Executive Officer and President with such authority, power, responsibilities and duties (a) as are set forth for those positions in the By-laws of the Company; (b) as the Board shall assign to the Executive from time to time; and (c) that the Executive undertakes or

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accepts consistent with his position as Chief Executive Officer and President. The Executive acknowledges and agrees that, from time to time, he will be required to perform duties with respect to one or more of the Company’s “Affiliates,” and that he will not be entitled to any additional compensation for performing those duties. The Executive shall report directly to the Board. As used herein, the term “Affiliate” means a company which is directly, or indirectly through one or more intermediaries, controlled by or under common control with another company, where “control” shall mean the right, either directly or indirectly, to elect the majority of the directors (general partners, managers or equivalent) thereof without the consent or acquiescence of any third party.

The Executive also agrees to serve, for any period for which the Executive is elected, as a member of the Board or as a director or officer of any Affiliate; provided, however, that the Executive shall not be entitled to any additional compensation for serving in any of such capacities.

Upon termination of the Executive’s employment, for whatever reason, Executive agrees to resign immediately from the Board and from all Affiliate boards of directors on which he is then currently serving.

1.3.2

Performance of Duties. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive’s ability and to devote the Executive’s full business time, attention and efforts to the business and affairs of the Company (exclusive of any period of vacation, sick, disability, or other leave to which the Executive is entitled).

The Executive hereby confirms that, during the Term, the Executive will not render or perform services for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement, whether or not such activity is pursued for gain, profit, or other pecuniary advantage.

The rest of this Section 1.3.2 notwithstanding, the Executive may (a) serve on the board of one for-profit and other non-profit corporations (subject to the Executive having obtained the prior approval of the Chair of the Board of Directors and the Nominating and Corporate Governance Committee to serve on any such a board in accordance with all of the Company’s policies, including, without limitation, the Company’s policy regarding conflicts of interest); (b) participate in industry organizations; (c) deliver lectures or fulfill speaking engagements; and (d) manage personal investments, so long as the activities referred to in clauses (a) through (d) above do not materially interfere with the performance of the Executive’s responsibilities under this Agreement. Notwithstanding the terms of clause (a) of the preceding sentence, the Executive agrees to resign from any and all boards of for-profit or non-profit corporations, as and when

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requested to do so by the Board at any time during the Term if, in its good faith judgment, the Board determines that such service (or continued service) by the Executive is not in the best interests of the Company.

The Executive will perform all of the Executive’s responsibilities in compliance in all material respects with all applicable laws and with all of the applicable policies generally in effect for employees of the Company or any applicable policies of the Company Affiliate for which the Executive performs services, including without limitation, the Company’s Code of Business Ethics and Conduct and related policies, as the same may be amended from time to time.

1.3.3

No Conflicting Obligations. The Executive represents that: (a) his acceptance of employment under the terms of this Agreement and his performance of the duties specified above will not conflict with any contractual or other obligations which he may owe to any former employers or other third parties, and (b) his performance of these duties will not require the disclosure of confidential information acquired by the Executive in confidence or in trust prior to Executive’s employment with the Company. Executive agrees to indemnify the Company and hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by the Executive that are in violation of Executive’s covenants and representations in (a) and (b) and constitute a breach of any such obligations to his former employers. Executive agrees that he will not, hereafter, enter into any agreement, whether written or oral, which conflicts with his obligations under this Agreement.

ARTICLE II. COMPENSATION, BENEFITS AND EXPENSES

2.1      Base Salary. As his initial base compensation for all services he renders under this Agreement, the Executive shall receive an annualized base salary (“Annual Base Salary”) of Eight Hundred Thousand Dollars ($800,000), starting on the Commencement Date. The Annual Base Salary shall be paid in accordance with the Company’s normal payroll procedures and policies, as such procedures and policies may be modified from time to time. The Annual Base Salary shall be reviewed and adjusted in the sole discretion of the Board’s Compensation Committee (the “Committee”) according to a schedule and in a manner consistent with the Company’s practices for salary adjustment for senior executives, which practices may be revised from time to time.

2.2      Short-Term Incentive Compensation. While the Executive holds the positions of Chief Executive Officer and President of the Company and the Company’s annual Executive Performance Program (the “EPP”) remains in effect, the Committee shall designate the Executive as a participant in the EPP, subject to and in accordance with the terms and conditions thereof, including any goals the Committee establishes to govern the EPP for any fiscal year. For the 2022 fiscal year (commencing in March 2021), Executive’s target incentive bonus under the EPP shall be an amount equal to 100% of the Annual Base Salary actually paid to the Executive for that fiscal year. The aggregate amount of the award paid to the Executive will

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range from 0% to 200% of the target amount (i.e.¸ 50% at threshold, 200% at maximum, with interpolated payouts between award levels), and will depend upon the achievement by the Executive of performance goals to be recommended by the Executive in consultation with, and finally approved by, the Committee or the Board during the first fiscal quarter of fiscal year 2022. For each performance goal, there will be threshold, target and maximum performance levels defined.

2.3      Signing Bonus. In connection with Executive’s execution and delivery of this Agreement and commencement of employment with the Company, and to replace forfeited compensation earned at his previous employer, the Board has (i) granted to Executive, effective as of the Commencement Date and pursuant to the terms of award agreement (to be entered into by the Company and the Executive), the equity award set forth on Exhibit A hereto and (ii) agreed to pay to the Executive a cash bonus, as further set forth on Exhibit A hereto (collectively, the “Signing Bonus”).

2.4      Benefit Plans: During the Term, the Executive shall be entitled to participate in the employee health and welfare and pension benefits programs offered generally by the Company to its executive employees, to the extent that the Executive’s position, tenure, salary, health, and other qualifications make the Executive eligible to participate. Such plans currently include, without limitation, the Company’s medical, dental, life, disability and long-term care insurance plans, its executive paid-time off policy, as well as its executive deferred compensation plan, 401(k) retirement plan and flexible spending plan, and reimbursement of annual executive physical costs and financial and estate planning fees of up to $3,000 and $2,000, respectively, annually. The Executive’s participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time. The Company does not guarantee the adoption or continuance of any particular employee benefit or benefit plan during the Term, and nothing in this Agreement is intended to, or shall in any way restrict the right of the Company, to amend, modify or terminate any of its benefits or benefit plans during the Term.

2.5      Fiscal 2022 Awards. The Executive will be eligible to receive the following awards having a nominal value, at target, of $2,000,000 under the Company’s 2019 Stock Incentive Plan (the “2019 Stock Plan”).

2.5.1

Time-Based Restricted Stock Award. The Executive will be eligible to receive a performance award for the 2022 fiscal year, payable in time-based restricted stock, in accordance with the terms of the 2019 Stock Plan and the Company’s standard form of time-based restricted stock award agreement, when the Committee meets in March or April of 2021 with respect to the 2022 fiscal year annual awards. The specific number of restricted shares to be issued following the completion of the 2022 fiscal year will be based upon the achievement by the Executive of certain mutually agreed business objectives for the 2022 fiscal year. The target value of such award shall be $800,000, to be determined as of the date of grant, using the closing price per share of the Company’s Common Stock on the NASDAQ Global Select Market on such date. The actual number of shares of restricted stock issued to the Executive will depend upon

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achievement of the mutually agreed business objectives, and could range from 0% to 200% of the target award. All such awarded shares shall vest in three equal, annual installments, with the first vesting to occur on the first anniversary of the date of issuance. Dividends with respect to the restricted shares will accrue during the three-year vesting period, and will be paid only as and when the corresponding shares of restricted stock vest.

2.5.2

Fiscal 2022 Performance-Based Award. The Executive will be eligible to receive a performance award in accordance with the terms of the 2019 Stock Plan and the Company’s standard form of performance-based award agreement, when the Committee meets in March or April of 2021 with respect to the 2022-2024 fiscal years performance cycle. The target value of this award shall be $1,200,000, measured as of the date of grant. The actual award may be more or less than the target, depending on achievement, over the full three-year performance period, of the business objectives determined by the Committee at the time of grant. The actual award to be made shall be in the range of 0% to 200% of the target award, and the shares of Common Stock (if any) that are issued at the end of the three-year performance period will be immediately vested. If there are multiple goals, the weighting assigned to each goal and the threshold, target and maximum performance levels will be defined by the Committee at the meeting referenced above. Dividend equivalent amounts with respect to the shares (if any) underlying this award will accrue during the three-year performance period and will be paid only on shares earned as of the end of the performance period. The value of the award may be paid in cash, shares of the Company’s Common Stock, or a combination of both, as determined by the Committee or the Board.

2.6      Additional Equity Grants. The Executive will be eligible for consideration for additional grants of equity in the Company beginning with the fiscal year 2022 Company equity grant cycle (as set forth in Section 2.5 above), and in conformity with the practices and procedures of the Committee as in effect at such time. During the Term, the Executive shall be entitled to participate in the equity plans offered generally by the Company to its executive employees, to the extent that the Executive’s position, tenure, salary and other qualifications make the Executive eligible to participate. In addition to the Stock Plan, such plans include the employee stock purchase plan of the Company.

2.7      Stock Ownership Guidelines. The Executive shall use commercially reasonable efforts to comply with the Company’s stock ownership guidelines for its executive officers, as such guidelines may be amended from time to time. For the Chief Executive Officer and President, those guidelines encourage stock ownership, within five years of becoming such an officer, of an amount of stock equal in value to five times such officer’s base salary. Stock ownership calculation shall be determined in accordance with the terms of the Company’s stock ownership guidelines.

2.8      Expenses. During the Term, the Executive shall be entitled to reimbursement for all reasonable business expenses he incurs in carrying out his duties under this Agreement in

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accordance with the policies and practices of the Company for submission of expense reports, receipts, or similar documentation of such expenses as in effect from time to time by the Company.

ARTICLE III: TERMINATION OF EMPLOYMENT

3.1        Termination. The Executive’s employment under this Agreement may be terminated during the Term as described in this Article III.

3.1.1    Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death. The Executive’s employment shall terminate in the event the Executive becomes “Totally Disabled.” For purposes of this Agreement, “Totally Disabled” means “totally disabled” as defined in the Company’s group long-term disability plan applicable to senior executives as in effect on the Commencement Date, and as may be amended from time to time thereafter.

3.1.2    Termination by the Company for Cause. The Company may terminate this Agreement and the Executive’s employment hereunder for Cause at any time after providing written notice to the Executive. For purposes of this Agreement, “Cause” means:

(a)

the failure or refusal of the Executive to perform substantially the Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) including any breach of the Executive’s obligations under Section 1.3 hereof and any breach of the Executive’s fiduciary duties to the Company (including the Executive’s appropriation or attempted appropriation of a material business opportunity of the Company);

(b)

the engaging by the Executive in intentional or willful misconduct which is materially injurious to the reputation, business, financial condition or business relationships of the Company or the Executive’s reputation or business relationships;

(c)	perpetration of an intentional fraud against or affecting the Company or any customer, supplier, client, agent, or executive thereof;

(d)	conviction (including conviction on a nolo contendere plea) of a felony or any crime involving fraud, dishonesty or moral turpitude (such as, acts that are inherently base, vile or depraved); or

(e)	the breach of any covenant set forth in Article IV or V hereof;

provided, however that:

(i)

a termination pursuant to clauses (b) or (c) shall not become effective unless the Company has delivered written notice to the Executive describing Executive’s actions constituting “Cause” and the Executive has

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failed to convince the Board within fifteen business (15) days thereafter that his actions did not constitute “Cause” as described in such notice; and

(ii)

a termination pursuant to clauses (a) or (e) above, if susceptible of cure, shall not become effective unless the Executive fails to cure such failure to perform or breach within forty-five (45) days after written notice from the Company identifying what reasonable actions shall be required to cure such failure to perform.

3.1.3    Termination by the Company without Cause. The Company may terminate this Agreement and the Executive’s employment hereunder for any reason or no reason at any time after providing written notice to the Executive. If the Company terminates the Executive’s employment for any reason other than Cause, then the terms of Section 3.2.3 shall apply.

3.1.4    Termination by the Executive For Good Reason. The Executive may terminate his employment for Good Reason during the Term. For purposes of this Agreement, “Good Reason” means:

(a)

except with the Executive’s consent, which shall not be unreasonably withheld, conditioned or delayed, the removal from the Executive of a position or duties which represents a material diminution in the Executive’s authority, duties or responsibilities (other than the hiring of a President, who would report to the Executive), excluding for this purpose any insubstantial or inadvertent actions which are remedied by the Company promptly after receipt of written notice thereof given by the Executive to the Chair of the Board;

(b)	any material reduction in the Executive’s aggregate compensation and incentive opportunities (other than a reduction that applies generally to all senior executive officers of the Company);

(c)	the failure by the Board to nominate the Executive as a candidate to serve as a member of the Board;

(d)	a requirement to relocate his principal residence to a location other than the Twin Cities metropolitan region; or

(e)	the material breach by the Company of any of its obligations under this Agreement.

The Executive shall have Good Reason to terminate his employment if (i) within forty-five (45) days following the Executive’s actual knowledge of the event which the Executive determines constitutes Good Reason, he notifies the Company in writing that he has determined a Good Reason exists and specifies the event creating Good Reason, (ii) following receipt of such notice, the Company fails to remedy such event within forty-five (45) days, and (iii) the Executive terminates his employment within thirty (30) days after the end of such cure

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period. If any of the conditions is not met, the Executive shall not have a Good Reason to terminate his employment.

3.1.5    Continuation of Provisions. Notwithstanding any termination of the Executive’s employment with the Company, the Executive, in consideration of the Executive’s employment hereunder to the date of employment termination (the “Termination Date”), shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of the Executive’s employment, including, but not limited to, the covenants contained in Articles IV and V hereof.

3.1.6    Surrender of Records and Property. Upon any termination of the Executive’s employment with the Company, the Executive shall deliver promptly to the Company the Executive’s security access card, and any Company-issued laptop, iPad, telephone or similar electronic device, and all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, computer disks, computer software, computer programs (including source code, object code, on-line files, documentation, testing materials and plans and reports), designs, drawings, formulae, data, tables or calculations or copies thereof, which are the property of the Company or any Company Affiliate or which relate in any way to the business, products, practices or techniques of the Company or any Company Affiliate, and all other property, trade secrets and “Confidential Information” (as defined in Section 4.1) of the Company or any Company Affiliate, including, but not limited to, all tangible, written, graphical, machine readable and other materials (including all copies) which in whole or in part contain any trade secrets or Confidential Information of the Company or any Company Affiliate which in any of these cases are in the Executive’s possession or under the Executive’s control. This includes all copies or specimens in the Executive’s possession, whether prepared or made by others or the Executive. Upon any termination of the Executive’s employment, the Executive shall also refrain from accessing the Company’s files via computer or modem. The Executive shall acknowledge in writing the return of all such materials, when requested to do so by the Company.

Notwithstanding the foregoing, the Executive shall be entitled to retain one copy of this Agreement, any stock option, restricted stock, performance-based award or other plan or agreement with the Company pursuant to which the Executive retains any rights at the Termination Date, and documentation provided to the Executive during his employment relating to such compensation or benefits.

3.2        Compensation Following Termination of Employment. Upon the termination of the Executive’s employment with the Company, the Executive shall be entitled only to the following compensation and benefits upon such termination:

3.2.1    Termination by Reason of the Executive’s Death or Total Disability. In the event that the Executive’s employment is terminated by reason of the Executive’s death or Total Disability, then the Company shall pay the following amounts to the Executive, the Executive’s spouse or his estate, as the case may be: (a) any amounts due to the Executive for Annual Base Salary through the date of employment termination, together with (b) any other unpaid amounts to which the Executive is entitled as of the Termination Date pursuant to Article

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II of this Agreement, including, without limitation, amounts that the Executive is entitled to under any benefit plan of the Company in accordance with the terms of such plan.

Except as otherwise set forth above (or in any applicable award agreement between the Company and the Executive which is in effect on the Termination Date hereunder), the Executive will have no rights to any unvested benefits or any other compensation or payments coming due after the Termination Date.

3.2.2    Termination by the Company for Cause or by the Executive Without Good Reason. If the Executive’s employment is terminated by the Company for Cause or the Executive voluntarily terminates employment without Good Reason, the Company shall pay to the Executive (a) any Annual Base Salary earned but not paid through the Termination Date, plus (b) the amount of any other benefits to which the Executive is legally entitled as of the Termination Date under the terms and conditions of any benefit plans of the Company in which the Executive is participating as of the Termination Date. The Company shall have no further obligations under this Agreement.

3.2.3     Termination by the Executive for Good Reason or by the Company Without Cause. In the event that the Executive’s employment is terminated by the Executive for Good Reason or by the Company without Cause, and provided that the Executive has executed a written release to the Company in substantially the same form attached hereto as Exhibit B and the rescission period specified therein has expired, the Company shall, within forty-five (45) days of the Termination Date, pay the following amounts to the Executive; provided, however, that, if the 45-day period begins in one calendar year and ends in a second calendar year, the such severance payment shall be paid in the second calendar year:

(a)	as severance, an amount equal to the Executive’s then-current Annual Base Salary, payable in equal installments, in accordance with the Company’s regular payroll practices.

(b)

at the cost and expense of the Company, continued medical and dental insurance coverage for Executive and Executive’s eligible dependents on the same basis as in effect immediately prior to the Termination Date, for the earlier to occur of a period of twelve (12) months from the Termination Date and the date on which Executive becomes eligible for similar benefits from a successor employer;

(c)	Automatic acceleration of any unvested shares of the “Retention Grant” (as defined in Exhibit A) in accordance with the terms of the award agreement with respect to such Retention Grant;

(d)	any Annual Base Salary earned but not paid through the Termination Date;

(e)	any reimbursable expenses incurred prior to the Termination Date by the Executive in accordance with Section 2.8 that have not been reimbursed by the Company as of the Termination Date;

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(f)

any compensation previously earned, paid to and deferred by the Executive (including any earnings thereon accrued to an account designated for the benefit of the Executive) in accordance with the terms and conditions of any deferred compensation plan of the Company in which the Executive is participating as of the Termination Date, in all cases, to the extent such deferred compensation and/or earnings thereon have vested as of the Termination Date; and

(g)

any other unpaid amounts to which the Executive is entitled as of the Termination Date pursuant to Article II of this Agreement, including, without limitation, amounts that the Executive is entitled to under any benefit plan of the Company in accordance with the terms of such plan.

3.2.4     Group Life Insurance Continuation at Employment Termination. In addition to the foregoing compensation payable at employment termination, the Executive shall have the right to continue, at the Executive’s expense, to participate in Apogee’s group life insurance program for the legally required period following the Termination Date.

3.2.5     No Other Compensation or Continuing Benefits. For the avoidance of doubt, the parties acknowledge and agree that, after the Termination Date, the Executive shall not continue to participate in any benefit or retirement plans of the Company, except with respect to balances of deferred accounts, if any, existing in any such plan as of the Retirement Date.

Except as otherwise specifically set forth in this Section 3.2, the Company shall have no further obligations to pay any compensation of any kind to the Executive after his Termination Date under this Agreement.

3.3        No Other Benefits. If the Executive receives the payments and benefits described in this Article III, the Executive will not be eligible to receive from the Company or any Affiliate any other severance or termination payments or benefits of any kind, including but not limited to those provided in Article II of this Agreement. Furthermore, this Agreement is not intended to provide the Executive with payments or benefits that are duplicative or overlap payments or benefits that will be paid or provided to the Executive under other agreements between the Executive and the Company or its Affiliates. Accordingly, except as provided herein, the Executive acknowledges that this Agreement shall supersede and replace in their entirety any and all other policies and/or agreements to which the Executive and the Company or any of its Affiliates are a party that provide severance or continuation of income payments to the Executive or the Executive’s family following the Termination Date, except the Change in Control Severance Agreement dated as of the date hereof (the “CIC Severance Agreement”). This Agreement will be superseded and replaced in its entirety by the CIC Severance Agreement on the “Effective Date” (as defined therein) or upon the termination, prior to the Effective Date, of the Executive’s employment by (i) the Company without Cause or (ii) the Executive for Good Reason, where the effect of such termination is to entitle the Executive to receive the benefits described in Sections 4 and 5 of the CIC Severance Agreement as a result of the occurrence of event or circumstances described in Section 2(b)(iii) of the CIC Severance Agreement.

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ARTICLE IV: CONFIDENTIAL INFORMATION

4.1      Nondisclosure. At all times during the Executive’s employment and after the Termination Date, the Executive will hold in the strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company, unless the Company expressly authorizes such disclosure in writing, or except as set forth in Section 4.2. The Executive will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal or otherwise) that relates to the Executive’s work at the Company and/or incorporates any Confidential Information. The Executive hereby assigns to the Company any and all rights, title and interest the Executive may have or acquire in the Confidential Information and recognizes that all of the Confidential Information is and shall be the sole property of the Company and its successors and assigns.

As used herein, “Confidential Information” means information that was developed, created, or discovered by or on behalf of the Company or any of its Affiliates, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business. “Confidential Information” includes, but is not limited to, customer and mailing lists, cost and pricing information, employee data, financial data, business plans, sales and marketing plans, business acquisition or divestiture plans, strategic plans (whether long-term or short-term), research and development activities relating to existing commercial activities and new products, services and offerings under active consideration, software programs, and trade secrets which the Executive may have acquired during the course of his employment with the Company or its Affiliates or which is received in confidence by or for the Company from any other person. The foregoing obligation shall not apply to (i) any information which was known to the Executive prior to disclosure to him by the Company or any of its Affiliates; (ii) any information which was in the public domain prior to its disclosure to the Executive; (iii) any information which comes into the public domain through no fault of the Executive; (iv) any information which the Executive is required to disclose by a court or similar authority or under subpoena, provided that the Executive provides the Company with notice thereof and assists, at the Company’s or its Affiliates sole expense, any reasonable endeavor of the Company or any of its Affiliates by appropriate means to obtain a protective order limiting the disclosure of such information; and (v) any information which is disclosed to the Executive by a third party which has a legal right to make such disclosure.

4.2      Legally Mandated Disclosure Exception. Notwithstanding anything in this Article IV to the contrary, nothing in this Agreement shall be deemed to prevent the Executive from providing information about the Company to, or otherwise participating in any investigation or proceeding conducted by, the U.S. Equal Opportunity Employment Commission, U.S. National Labor Relations Board, the U.S. Occupational Health and Safety Administration, U.S. Securities and Exchange Commission or any other comparable state or local agency nor from disclosing Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order or subpoena of a court of competent jurisdiction or an authorized governmental agency, provided that, the disclosure does not exceed the extent of disclosure required by such law, regulation, order or subpoena.

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ARTICLE V: NON-COMPETITION, NON-SOLICITATION NON-HIRE AND NON-DISPARAGEMENT

5.1      Non-Competition Covenant. In consideration of the financial and other benefits described in this Agreement, the Executive agrees that, during the period commencing on the Commencement Date and ending on the date that is two (2) years after the Termination Date (without regard for the reason for such termination and whether such termination is occasioned by the Company or the Executive), the Executive shall not, directly or indirectly, and in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, manager, director, investor, shareholder, employee, member of any association or otherwise), engage in any business activities that are competitive with any of the businesses conducted, or planned to be conducted, by the Company or any Company Affiliate during the one-year period ending on the Termination Date.

5.2      Geographical Extent of Covenant. The Executive acknowledges that the Company directly, or indirectly through the Company Affiliates, currently is engaged in business throughout North America and South America, including each county, state and province thereof. Consequently, the Executive agrees that his obligations under this Article V shall apply in any market in North America or South America in which: (a) the Company or, as applicable, a Company Affiliate(s), operates during the one-year period described in the last two lines of Section 5.1; and (b) the Company or, as applicable, a Company Affiliate(s), has plans to enter on the date the Executive ceases to be employed by the Company.

5.3      Limitation on Covenant. Ownership by the Executive, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Article V.

5.4      Non-Solicitation And Non-Hire. The Executive agrees that, for a period of two (2) years after the Termination Date, without regard for the reason for such termination (and whether occasioned by the Company or the Executive), the Executive shall not, except with the prior written consent of the Company: (a) hire or attempt to hire for employment any person who is employed by the Company or a Company Affiliate, or attempt to influence any such person to terminate employment with the Company or any Company Affiliate; (b) induce or attempt to induce any employee of the Company or any Company Affiliate to work for, render services to, provide advice to, or supply confidential business information or trade secrets of the Company or any Company Affiliate to any third person, firm or corporation; or (c) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company or any Company Affiliate to cease or reduce doing business with the Company or such Company Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation and the Company or any Company Affiliate. Nothing herein shall prohibit the Executive from general advertising for personnel not specifically targeting any employee or other personnel of the Company, or from hiring any such employee or other personnel responding to such general advertising.

The foregoing limitations shall not apply with respect to: (i) any former employee of the Company whose employment terminated prior to the Commencement Date, or (ii) any employee of the Company whose employment is terminated after the Commencement Date and prior to the

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Termination Date, so long as at least six (6) months have passed between the Termination Date and the date of any action by the Executive set forth in the first sentence of this Section 5.4.

5.5      Non-Disparagement. During and after the Term:

(a)      the Executive agrees not to make any remarks (whether in public or private) knowingly or intentionally disparaging the Company or any Company Affiliate, or their respective products, services, officers, director or employees, whether past or current, including any present, former or future director, officer, employee or agent of the Company or any Company Affiliate. The provisions of this Section 5.5(a) shall not apply to any truthful statement(s) required to be made by the Executive or by any representative of the Executive in any legal proceeding or governmental (including all agencies thereof) or regulatory filing, investigation or proceeding; and

(b)      the Company agrees that none of its Senior Representatives (as defined below) will make any remarks (whether in public or private) knowingly or intentionally disparaging the Executive. The provisions of this Section 5.5(b) shall not apply to any truthful statement(s) required to be made by the Company or by any representative of the Company in any legal proceeding or governmental (including all agencies thereof) or regulatory filing, investigation or proceeding. For purposes of this Section 5.5(b), the term “Senior Representatives” shall mean each of the Company’s directors and its Chief Financial Officer, General Counsel, Vice President Human Resources, and Vice President and Treasurer.

ARTICLE VI: DISPUTE RESOLUTION PROCESS

6.1      Dispute Defined. The Company and the Executive desire to establish a reasonable and confidential means of resolving any dispute, question or interpretation arising out of or relating to (i) this Agreement or the alleged breach or threatened breach of it, (ii) the making of this Agreement, including claims of fraud in the inducement, (iii) the Executive’s employment by the Company pursuant to this Agreement, including claims of wrongful termination or discrimination, or (iv) any activities by the Executive restricted by Articles IV and V of this Agreement following the cessation of his employment with the Company (each such dispute to be referred to herein as a “Dispute”).

6.2      Procedure. In furtherance of the parties’ mutual desire, the Company and the Executive agree that if either party believes a Dispute exists, that party shall provide the other with written notice of the claimed Dispute. Upon receipt of that written notice, the following procedure shall be the exclusive means of fully and finally resolving the Dispute. First, within thirty (30) days of the other party receiving that notice, the Executive and appropriate representatives of the Company and/or Board will meet to attempt to resolve amicably the Dispute. Second, if a mutually agreeable resolution is not reached within thirty (30) days following the parties’ first meeting, the parties will engage in mediation with a mutually agreeable neutral mediator, said mediation to be held within forty-five (45) days of the final meeting between the Executive and representatives of the Company and/or Board. The Company shall pay the fees and expenses of the mediator. Third, if the Dispute is not resolved through mediation within thirty (30) days, the Dispute shall be resolved exclusively by final and

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binding arbitration held in accordance with the provisions of this Agreement and the American Arbitration Association (“AAA”) National Rules for the Resolution of Employment Disputes then in effect, unless such rules are inconsistent with the provisions of this Agreement. In connection with such arbitration:

(a)

Any such arbitration shall be conducted: (i) by a neutral arbitrator appointed by mutual agreement of the parties; or (ii) failing such agreement, by a neutral arbitrator appointed in accordance with said AAA rules;

(b)

The parties shall be permitted reasonable discovery in accordance with the provisions of the Minnesota Rules of Civil Procedure, including the production of relevant documents by the other party, the exchange of witness lists, and a limited number of depositions, including depositions of any expert who will testify at the arbitration;

(c)

The arbitrator’s award shall include findings of fact and conclusions of law showing the legal and factual basis for the arbitrator’s decision, which decision shall be final and binding upon the parties;

(d)

The arbitrator shall have the authority to award to the prevailing party any remedy or relief that a United States District Court or court of the State of Minnesota could order or grant if the dispute had first been brought in that judicial forum, including costs and attorneys’ fees;

(e)	The arbitrator’s award may be entered as a judgment by any court of competent jurisdiction; and

(f)	Unless otherwise agreed by the parties, the place of any arbitration proceeding shall be Minneapolis, Minnesota.

6.3      Confidentiality of Dispute Resolution. Except as the parties shall agree in writing, upon court order, or as required by law or the rules of any applicable stock exchange on which the shares of Common Stock of the Company are then listed, neither the Company nor the Executive will disclose to any third party, except for their counsel, retained experts and other persons directly serving counsel or retained experts, any fact or information in any way pertaining to the process of resolving a Dispute under this Article VI, or to the fact of or any term that is part of a resolution or settlement of any Dispute. This prohibition on disclosure specifically includes, without limitation, any disclosure of an oral statement or of a written document made or provided by either the Executive or the Company, or by any of its or his representatives, counsel or retained experts, or other persons directly serving any representatives, counsel or retained experts.

6.4      Right to Injunctive Relief. The Executive acknowledges and agrees that the services to be rendered by him hereunder are of a special, unique and extraordinary character, that it would be difficult to replace such services and that any violation of the Executive’s obligations under either Article IV or Article V would be highly injurious to the Company and/or to any Company Affiliate and that it would be extremely difficult to compensate the Company and/or any Company Affiliate fully for damages for any such violation. Accordingly,

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notwithstanding the terms of this Article VI, the Company or any Company Affiliate, as the case may be, shall be entitled to seek, without the necessity of posting bond or proving any monetary damages and without any requirement to engage in any dispute resolution process outlined in this Article VI, temporary and permanent injunctive relief from a court of law, in the event of violation by the Executive of any of his obligations under any provision of either Article IV or Article V. This provision with respect to injunctive relief shall not, however, diminish the right of the Company, any Company Affiliate or the Executive to claim and recover damages, or to seek and obtain any other relief available to it pursuant to the provisions of this Article VI.

ARTICLE VII: ASSIGNMENT; SUCCESSORS.

7.1      Assignment. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, executors and administrators.

7.2      Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that the Company may not assign this Agreement except in connection with the assignment or disposition of all or substantially all of the assets or shares of Common Stock of the Company, or by law as a result of a merger or consolidation.

ARTICLE VIII: MISCELLANEOUS PROVISIONS

8.1      Notices. All notices, requests, demands and other communications required by or otherwise made with respect to the terms of this Agreement shall be in writing and shall be deemed to have been duly given to the other party (i) on the date delivered, when delivered personally, (ii) on the date delivered (if delivered during the normal Company business day, and the next business day thereafter, if not) when delivered by email of a .pdf attachment (providing confirmation of transmission), (iii) one (1) business day following the date when sent by nationally recognized overnight delivery service for next business day delivery, or (iv) three (3) business days following the date of postmark, if sent by first-class U.S. registered or certified mail, postage prepaid and return receipt requested, to the applicable addresses set forth below; provided that these delivery periods will not extend any period of notice specifically set forth in this Agreement:

If to the Executive:

If to the Company:
Apogee Enterprises, Inc. 4400 West 78th Street Suite 520 Minneapolis, Minnesota 55435 Attention: General Counsel Email: melliott@apog.com

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or to such other address as either party furnishes to the other in writing in accordance with this Section 8.1.

Any party may change the address for the purpose of this Section 8.1 by giving the other written notice of the new address in the manner set forth above.

8.2      Executives’ Representations, Warranties and Covenants. The Executive hereby represents and confirms that he is under no contractual or legal commitments that would prevent him from fulfilling his duties and responsibilities as set forth in this Agreement, including without limitation any employment, consulting, confidentiality, non-competition, trade secret or similar agreement to which the Executive is a party, nor any judgment, order, decision or decree to which the Executive is subject. The Executive warrants he is free to enter into this Agreement and to perform the services contemplated herein. The Executive is not currently (and will not, to the best knowledge and ability of the Executive, at any time during employment with the Company be) subject to any conflicting agreement, understanding, obligation, claim, litigation or condition from any third party. The Executive further agrees and covenants that he will not improperly use or disclose in connection with the Executive’s employment with the Company any confidential, proprietary or trade secret information of any former employer or third party, and will not bring onto Company premises or copy onto Company equipment or systems any unpublished documents, data or information of any former employer or third party.

8.3      Enforceability. The parties intend that each of the covenants referenced in Section 5 hereof shall be construed as a series of separate covenants, one for each state of the United States, one for each county of each state of the United States. To the extent any provision of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, such provision shall be deemed to be deleted from this Agreement as to such jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. In furtherance of and not in limitation of the foregoing, the Executive and the Company expressly agree that should the duration of, geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid or enforceable under applicable law in a given jurisdiction, then such provision, as to such jurisdiction only, shall be construed to cover only that duration, extent or activities that may validly or enforceably be covered. The unenforceability of any covenant in Article V hereof shall not preclude the enforcement of any other of said covenants or provisions or of any other obligation of the Executive hereunder, and the existence of any claim or cause of action of the Company against the Executive, whether predicated on the Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of said covenants. The Company and the Executive acknowledge the uncertainty of the law in this area with respect to Article V hereof, and expressly stipulate that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

8.4      Taxes. Notwithstanding any other provision of this Agreement, the Company shall withhold from any amount payable under this Agreement (including Exhibit A hereto) all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations, or that are consistent with the Company’s prevailing practice.

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8.5      Governing Law, Construction, and Severability. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Minnesota. In the event any provision of this Agreement shall be held illegal or invalid for any reason, said illegality or invalidity shall not in any way affect the legality or validity of any other provision of this Agreement. It is the intention of the parties hereto that the Company be given the broadest possible protection respecting its Confidential Information and trade secrets and respecting competition by the Executive following the Executive’s separation from the Company.

8.6      Venue; Waiver of Jury Trial. Each of the Executive and the Company irrevocably agrees that any action at law, suit in equity or judicial proceeding arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement or any provision hereof shall be litigated exclusively in the State of Minnesota, Hennepin County District Court, or the United States District Court for the District of Minnesota, and waives any objection to such jurisdiction and venue. The Executive waives any right the Executive may have to transfer or change the venue of any litigation brought against the Executive by the Company. To the fullest extent permitted under applicable law, each of the Executive and the Company expressly waives any and all rights to a jury trial with respect to any dispute arising out of or in connection with this Agreement.

8.7      Entire Agreement. This Agreement (together with the Exhibits attached hereto and the other agreements between the Company and the Executive referenced herein) is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior discussions between the Company and the Executive regarding the subject matter hereof. No modification of, or amendment to, this Agreement, nor any waiver of either party’s rights under this Agreement, will be effective unless in writing and signed by both parties. Any subsequent change or changes in the Executive’s duties, obligations, salary or compensation will not affect the validity or scope of this Agreement.

8.8      Counterparts. This Agreement may be simultaneously executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.9      Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

8.10    Survivability. The provisions of this Agreement that by their terms call for performance subsequent to termination of the Executive’s employment under this Agreement, or of this Agreement, shall so survive such termination. For purposes of clarification and not in limitation of the foregoing sentence, the parties acknowledge and agree that (a) Articles IV, V, VI and VIII, and Section 3.1.6 shall survive the termination of this Agreement, and (b) Section 3.2.3(c) shall survive through the fifth anniversary of the Commencement Date.

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8.11    Waiver. No waiver by the Company or the Executive of any breach or violation of this Agreement shall be a waiver of any preceding or succeeding breach or violation. No waiver by the Company or the Executive of any right under this Agreement shall be construed as a waiver of any other right hereunder. Except as otherwise provided in Section 3.1.2 or Section 3.1.4, neither the Company nor the Executive shall be required to give notice to enforce strict adherence to any of the terms or conditions of this Agreement.

8.12    Advice of Counsel. The Executive acknowledges that he has been provided the opportunity to seek, and has obtained, the advice of counsel in connection with the negotiation and execution of this Agreement.

8.13    No Strict Construction. Each of the Executive and the Company acknowledges and agrees that the language used in this Agreement and the other agreements referred to herein is, and shall be deemed to be, the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party hereto. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

8.14    Legal and Consulting Fees. The Company shall reimburse the Executive for the reasonable, and appropriately documented, fees and expenses of legal counsel, compensation consultants and tax and accounting advisers to the Executive in connection with the negotiation and execution of this Agreement, up to a maximum total reimbursement of $25,000.

8.15    Section 409A Compliance.

(a)      The parties believe that, if amounts are paid at the time or times indicated in this Agreement, the payments will not be required to be delayed for six months under 409(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding anything to the contrary in this Agreement, however, if, at the time of the Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then, to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.

(b)      To the extent that any payment or benefit under or pursuant to this Agreement is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service” to the extent necessary to comply with Section 409A of the Code. The determination of whether and when a “separation from service” has occurred shall be made in accordance with the presumptions set forth in

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Treasury Regulation Section 1.409A 1(h). Each payment made under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.

(c)      The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to comply fully with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder.

(d)      The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE

/s/Ty R. Silberhorn
Ty R. Silberhorn

APOGEE ENTERPRISES, INC.

By	/s/ Donald A. Nolan
Donald A. Nolan
Director and Non-Executive Chair of the Board of Directors of Apogee Enterprises, Inc.

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EXHIBIT A

SIGNING BONUS

A.        Sign-On Equity Awards: Subject to entering into the award agreement for the following awards, the Board hereby awards to the Executive, effective as of the Commencement Date, the following equity award in connection with the commencement of his duties as Chief Executive Officer and President. All such stock awards are being made as “inducement grants” pursuant to NASDAQ Global Select Market Listing Rule 5635(c)(4):

1.        Time-Based Restricted Stock (the “Retention Grant”): Executive will receive restricted shares of Company Common Stock valued at $1,400,000, using the closing price per share of the Company’s Common Stock as reported on the NASDAQ Global Select Market on the date of grant. The award will vest in two increments over a five-year period, with the first increment, of $500,000, vesting on the second anniversary of the Commencement Date, and the second increment, of $900,000, vesting on the fifth anniversary of the Commencement Date. The shares of restricted stock will include the right to receive dividends (to accrue until vesting), in accordance with the terms of the related award agreement. As more fully set forth in the award agreement, upon termination due to death, disability, termination not for Cause or by Executive for Good Reason, the vesting of unvested shares shall accelerate, and upon a Change in Control, all unvested shares shall immediately vest. Dividends with respect to the restricted shares will accrue during the vesting periods and will be paid only on shares vested as of the end of each vesting period.

B.        Cash Bonus: The Board hereby agrees to cause the Company to pay to the Executive, in connection with the commencement of his duties as Chief Executive Officer and President, a cash bonus of $300,000 the “Cash Bonus”), of which $200,000 shall be payable on the first Company payroll date following the Commencement Date, and $100,000 of which shall be payable on the first Company payroll date following the first anniversary of the Commencement Date; provided that, the Executive continues to be employed as Chief Executive Officer and President of the Company on such payment date. If the Executive resigns or is terminated by the Company for Cause prior to (i) the first anniversary of the Commencement Date, the Executive will be required to repay the $200,000 cash bonus amount (net of any amounts withheld by the Company to pay taxes, and of all other taxes paid thereon by the Executive) to the Company, or (ii) the second anniversary of the Commencement Date, the Executive will be required to repay the $100,000 cash bonus amount (net of any amounts withheld by the Company to pay taxes and of all other taxes paid thereon by the Executive) to the Company, in each case, within two business days of his termination of employment.

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EXHIBIT B

Form of Release

RELEASE

This Release (“Release”) is entered into as of             , 20    , by and between Apogee Enterprises, Inc., a Minnesota corporation (“Apogee”), and Ty R. Silberhorn (“Executive”), an individual residing in the State of Minnesota.

1.        Release of Claims. In consideration of the promises, covenants and other valuable consideration provided by Apogee under the Employment Agreement dated as of December 15, 2020, by and between Apogee and Executive (the “Employment Agreement”) and otherwise, Executive, on behalf of himself, his spouse, successors, heirs, and assigns, and except as expressly set forth herein, hereby unconditionally and forever releases and discharges Apogee, including its parents, affiliates, subsidiaries, and business units, and their current or former shareholders directors, officers, employees, agents, predecessors, successors, assigns, and insurers (collectively referred to as “Released Parties”) to the fullest extent permitted by law from any and all debts, demands, promises, agreements, claims, causes of action, losses, obligations, liabilities, damages, judgments, costs, expenses (including, but not limited to, attorneys’ fees) of any nature whatsoever, known or unknown, contingent or non-contingent (collectively, “Claims”), that Executive had or has as of the date of this Release arising out of or in any way relating to Executive’s hiring, employment, or separation from employment with Apogee, including but not limited to any Claims (i) under any federal, state or local law, regulation, rule or ordinance including, but not limited to, the Age Discrimination in Employment Act of 1967 (“ADEA”), 42 U.S.C. §§ 1981-1988, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Equal Pay Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), the National Labor Relations Act, the Occupational Safety and Health Act (“OSHA”), the Family and Medical Leave Act of 1993 (“FMLA”), the Workers Adjustment and Retraining Notification Act (“WARN”), the Americans with Disabilities Act of 1990 (“ADA”), the Minnesota Human Rights Act (“MHRA”), and any provision of the Minnesota or federal Constitutions; (ii) otherwise for retaliation; harassment; discrimination on any basis; or any related cause of action; as well as for salary, wages, severance pay, vacation pay, sick pay, bonuses, benefits, pension, stock options, overtime, and any other compensation or benefit of any nature; (iii) grounded on contract or tort theories, including but not limited to claims for wrongful discharge, breach of express or implied contract, implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, violation of public policy, conspiracy, invasion of privacy, tortious interference with contract or current or prospective business relationships, promissory estoppel, breach of fiduciary or other duty, breach of manuals or other policies, assault, battery, fraud, false imprisonment, misrepresentation, defamation, including libel, slander, and self-publication defamation, or (iv) any other claim of any kind whatsoever, including but not limited to any claim for damages or declaratory or injunctive relief of any kind. Furthermore, Executive relinquishes any right to re-employment with Apogee or the Released Parties. Executive also relinquishes any right to further payment or benefits under any employment agreement, benefit plan or severance arrangement maintained or previously or subsequently maintained by Apogee or any of the Released Parties or any of its respective

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predecessors or successors, except that he does not release any post-employment rights he has under the Employment Agreement or any plans referenced in that Agreement. Executive also does not release his right to indemnification and advancement of expenses for defense under any agreement he has entered into with Apogee, under Apogee’s charter or by-laws or under any insurance policy maintained by Apogee that is applicable to its current or former directors and officers, or under any applicable law relating to officers, directors or employees.

2.        No Claims Against Released Parties. Executive warrants and represents that he has not filed any claims, charges, complaints or actions against any Released Party, or assigned or transferred or purported to assign or transfer to any person or entity all or any part of or any interest in any claim released herein, and covenants that to the fullest extent permitted by law, he will not sue or otherwise institute or cause to be instituted against Apogee or any of the Released Parties any claim, lawsuit or other legal or administrative proceeding that is related to any matters released by Executive under Section 1 of this Release. Executive agrees that if he brings or asserts any such action or lawsuit, he shall pay all costs and expenses, including reasonable attorneys’ fees, incurred by Apogee or the Released Parties in dismissing or defending the action or lawsuit. Executive further agrees that if any claim arising out of any act or omission occurring before Executive’s execution of this Release is prosecuted in his name before any court or administrative agency that he waives and agrees not to take any award, damages or other individual relief (legal or equitable) from such claim to the fullest extent permitted by law. If any agency or court assumes jurisdiction of any complaints, claims, or actions against any Released Party by or on behalf of Executive arising out of any act or omission occurring before Executive’s execution of this Release, Executive will request that the agency or court withdraw the matter or dismiss the matter in its entirety, with prejudice, and will execute all necessary documents to effect such withdrawal and/or dismissal with prejudice. Nothing in this provision, however, shall be interpreted to prevent executive from: (a) bringing a claim or lawsuit to enforce the terms of this Release or the post-employment rights provided in the Employment Agreement; (b) filing a charge with, or participating in any investigation conducted by, a governmental agency; or (c) challenging or seeking a determination in good faith of the validity of Executive’s release under the ADEA; or (d) seeking or obtaining a U.S. Securities and Exchange Commission whistleblower award.

3.        Rescission. Executive has been informed of his right to revoke this Release insofar as it extends to potential claims under the ADEA by informing Apogee of his intent to revoke this Release within seven (7) calendar days following his execution of this Release. Executive has likewise been informed of his right to rescind this Release insofar as it relates to potential claims under the Minnesota Human Rights Act by written notice to Apogee within fifteen (15) calendar days following his execution of this Release. Executive has further been informed and understands that any such rescission must be in writing and hand-delivered to Apogee or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, to Apogee as set forth in Section 6 hereof.

Executive and Apogee agree that if Executive exercises this right of rescission, this Release shall be null and void and Executive shall not receive or, if received, shall return in full to Apogee any consideration paid or benefit provided in connection with this Release contemporaneously with the delivery of rescission notice. Executive specifically understands and agrees that (a) any

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attempt by him to revoke this Release after the specified period for rescission has expired is, or will be, ineffective; (b) if he exercises his right to rescind, then Apogee will have no further obligations to him or to others whose rights derive from him to pay any severance or provide any future benefits under the Employment Agreement; (c) rescission by Executive will have no effect upon his separation from employment.

4.        Breach of this Release. If a court of competent jurisdiction determines that either party has breached or failed to perform any part of this Release, the parties agree that the non-breaching party shall be entitled to injunctive relief to enforce this Release and that the breaching party shall be responsible for paying the non-breaching party’s costs and attorneys’ fees incurred in enforcing this Release.

5.        Severability. Whenever possible, each provision of this Release shall be interpreted in such a manner as to be effective and valid under applicable law and to carry out each provision herein to the greatest extent possible, but if any provision of this Release is held to be void, invalid, illegal or for any other reason unenforceable, the parties agree that the validity, legality and enforceability of the remaining provisions of this Release will not be affected or impaired thereby, and will be interpreted so as to effect, as closely as possible, the intent of the parties hereto.

6.        Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:

If to Executive: To his current residence address maintained in Apogee’s records.

If to Apogee:

Apogee Enterprises, Inc.

4400 West 78th Street

Suite 520

Minneapolis, Minnesota 55435

Attention: General Counsel

Any party may send any notice or other communication hereunder to the intended recipient at the address set forth using any other means (including personal delivery, expedited courier, messenger services, facsimile, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner set forth herein.

7.        Choice of Law. This Release shall be deemed performable by all parties in, and venue shall be in the state or federal courts located in, Hennepin County, Minnesota, and the

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construction and enforcement of this Release shall be governed by Minnesota law without regard to its conflict of laws rules.

8.        Binding Effect of Release. This Release shall be binding upon Executive and his heirs, administrators, representatives, executors, successors and permitted assigns.

9.        Time to Sign and Return Release. Executive acknowledges and agrees that he first received the original of this Release on or before             , 20    . Executive also understands and agrees that he has been given at least 21 calendar days from the date he first received this Release to obtain the advice and counsel of the legal representative of his choice and to decide whether to sign it. Executive acknowledges that he has been advised and has sought the advice of his own counsel. No separation payments or other post-employment rights or benefits provided by the Employment Agreement shall become due until Executive has executed this Release and all rescission periods set forth herein have passed. Executive represents and agrees that he has thoroughly discussed all aspects and effects of this Release with his attorney, that he has had a reasonable time to review this Release, that he fully understands all the provisions of this Release and that he is voluntarily entering into this Release.

BY SIGNING THIS RELEASE, EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS RELEASE, THAT HE UNDERSTANDS ALL OF ITS TERMS, AND THAT HE IS ENTERING INTO IT KNOWINGLY AND VOLUNTARILY. HE FURTHER ACKNOWLEDGES THAT HE IS AWARE OF HIS RIGHTS TO REVIEW AND CONSIDER THIS RELEASE FOR 21 DAYS AND TO CONSULT WITH AN ATTORNEY ABOUT IT, AND STATES THAT BEFORE SIGNING THIS RELEASE, HE HAS EXERCISED THESE RIGHTS TO THE FULL EXTENT THAT HE DESIRED. HE ALSO ACKNOWLEDGES THAT HE WILL BE RECEIVING BENEFITS THAT HE WOULD NOT OTHERWISE BE ENTITLED TO RECEIVE EXCEPT BY VIRTUE OF HIS ENTERING INTO THIS RELEASE.

DATE:

EXECUTIVE

Ty R. Silberhorn

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